Exhibit 10.1

March 27, 2013

Mr. Walter Killough

6 Garden Court

Mahwah, NJ 07430

Re: Employment Agreement dated as of December 2, 2008 between

dELiA*s, Inc. and Walter Killough, as amended (the “Agreement”)

Dear Walter:

As discussed with the Board of Directors, the purpose of this letter agreement is to extend the Transition Period on a month-to-month basis. This constitutes the Fourth Amendment to the Agreement (this “Amendment”). Capitalized terms used but not defined herein shall have the same meanings as in the Agreement.

1.	The Company and Executive hereby agree to extend the Transition Period on a month-to-month basis in accordance with Section 5 of the Third Amendment to the Agreement until terminated by either party.

Except as amended by this Amendment, the Agreement shall remain in full force and effect without modification.

dELiA*s, Inc.

By:	/s/ Carter S. Evans
Carter S. Evans, Chairman

Accepted and Agreed:

/s/ Walter Killough
Walter Killough